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                                                                    EXHIBIT 11.1

                            COMPUTRON SOFTWARE, INC.
             STATEMENT RE: COMPUTATION OF EARNINGS (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     THREE MONTHS ENDED       NINE MONTHS ENDED
                                                        SEPTEMBER 30,           SEPTEMBER 30,
                                                     -------------------     --------------------
                                                      1995        1996        1995         1996
                                                     -------     -------     -------     --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss)..................................  $   426     $(8,058)    $ 2,406     $(23,214)
                                                     =======     =======     =======     ========
Weighted average common and common equivalent
  shares outstanding:
  Shares outstanding at the beginning of the
     period........................................   17,829      20,797      17,829       20,744
  Weighted average shares issued during the
     period........................................    1,007           4         339           57
  Dilutive effect of common stock equivalents......    1,016          --         957           --
  Weighted average treasury shares required using
     the treasury stock method.....................     (167)         --        (167)          --
                                                     -------     -------     -------     --------
Weighted average common and common equivalent
  shares outstanding:..............................   19,685      20,801      18,958       20,801
                                                     =======     =======     =======     ========
Net income (loss) per share........................  $  0.02     $ (0.39)    $  0.13     $  (1.12)
                                                     =======     =======     =======     ========

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(1) All share information contained in the per share calculation has been adjusted to reflect the conversion of all series of Redeemable Convertible Preferred Stock and Class A and Class B Common Stock into Common Stock as of the original issuance dates. These equities were converted into Common Stock upon the closing of the initial public offering on August 29, 1995.